Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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May 23, 2018	SHANGHAI
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TravelCenters of America LLC

24601 Center Ridge Road, Suite 200

Westlake, Ohio 44145

Re:                             TravelCenters of America LLC Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to TravelCenters of America LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of (i) 2,000,000 common shares representing limited liability company interests in the Company, no par value (the “Common Shares”), authorized for issuance pursuant to awards to be granted under the TravelCenters of America LLC 2016 Equity Compensation Plan, as amended (the “Plan”) and (ii) such indeterminate number of Common Shares which may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected by the Company which results in an increase in the number of the Company’s outstanding Common Shares (the “Indeterminate Securities”).  The Common Shares and the Indeterminate Securities offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

TravelCenters of America LLC

May 23, 2018

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement in the form filed with the Commission on the date hereof;

(b) an executed copy of a certificate of Mark R. Young, Executive Vice President, and General Counsel of the Company, dated the date hereof (the “General Counsel’s Certificate”);

(c) a copy of the Plan, certified pursuant to the General Counsel’s Certificate;

(d) a specimen certificate representing the Common Shares, certified pursuant to the General Counsel’s Certificate;

(e) a copy of the Company’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of May 23, 2018, and certified pursuant to the General Counsel’s Certificate;

(f) a copy of the Company’s Amended and Restated Limited Liability Company Agreement, dated as of January 31, 2007, as amended June 15, 2007, November 9, 2009, January 25, 2010, May 13, 2010, February 21, 2013, May 20, 2013 and September 7, 2016, and in effect as of the date hereof, by and among Hospitality Properties Trust (as initial shareholder) and all other shareholders of the Company, certified pursuant to the General Counsel’s Certificate, among other things, as the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company (the “LLC Agreement”);

(g) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, certified pursuant to the General Counsel’s Certificate (“Bylaws”);

(h) a copy of certain resolutions of the Board of Directors of the Company adopted on March 15, 2018 and May 23, 2018 relating to the Plan, the issuance of the Securities pursuant thereto, the filing of the Registration Statement and certain related matters, certified pursuant to the General Counsel’s Certificate; and

(i) a copy of the Final Report of the Inspector of Elections for the Company’s 2018 Annual Meeting of Shareholders reporting the presence in person or by proxy of a quorum of the Company’s shareholders at such meeting and the approval of the adoption of the amendment to the Plan (Item 4), by a majority of the votes cast by shareholders in person or by proxy at such meeting.

TravelCenters of America LLC

May 23, 2018

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have assumed that the Securities will not be transferred in violation of the ownership limitations or restrictions under the LLC Agreement and Bylaws.  We have also assumed that the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company, the Board of Directors or members or shareholders of the Company that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company’s Certificate of Formation.  Further, we have assumed that, at the time of issuance and delivery of the Common Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, and (ii) the certificates evidencing the Common Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the General Counsel’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the DLLCA (hereinafter being referred to as “Opined on Law”).  We do not express any opinion as to the effect of any non-Opined on Law on the opinion stated herein.  The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

TravelCenters of America LLC

May 23, 2018

The opinion stated below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein: (i) the Registration Statement as finally amended (including all post-effective amendments) has become effective under the Securities Act; (ii) each agreement setting forth the terms of each grant of an award under the Plan is or will be consistent with the Plan and has been or will be duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Board of Directors of the Company, including any duly authorized committee thereof, shall have taken all necessary limited liability company action to approve the issuance of such Securities and related matters in accordance with the then applicable provisions of the DLLCA, the LLC Agreement and Bylaws, and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; and (iv) the issuance of such Securities have been duly established in conformity with the LLC Agreement and Bylaws, each as then in effect, so as not to violate any applicable law, the LLC Agreement or Bylaws, each as then in effect, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when (a) the general conditions shall have been satisfied, (b) if any of the Securities are to be certificated, certificates conforming to the specimen certificate examined by us representing such Securities are duly executed and countersigned and (c) the Securities are registered in the Company’s share registry, the Securities, when issued, delivered and paid for pursuant to and in accordance with the terms and conditions of the Plan and any applicable award agreement, will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and validly issued and fully paid, and under the DLLCA, the holders of the Securities will have no obligation to make further payments for the purchase of the Securities or contributions to the Company solely by reason of their ownership of such Securities except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
MRC